Micro Imaging Technology, Inc. and Success Mater
Investment Limited
Consolidated (Unaudited) Condensed Pro Forma Balance Sheet
As of April 30, 2007

	Success	Micro		(Unaudited)
	Mater Investment	Imaging	(Unaudited)	ProForma
	Limited	Technology, Inc.	ProForma	Consolidated
	and Subsidiaries	and Subsidiaries	Adjustments	Total

ASSETS
Current assets:
Cash	$ 970,680	$ 325,673	$ (805,673)	$ 490,680
Trade accounts receivabe	-	20,000	(20,000)	-
Prepaid expenses	30,639	12,587	(12,587)	30,639
Supplies	3,907	-	-	3,907
Total current assets	1,005,226	358,260	(838,260)	525,226

Fixed assets	768,061	98,362	(98,362)	768,061

Land use right, net	51,289	-	-	51,289

Prepaid taxes	27,889	-	-	27,889

Total assets	$ 1,852,465	$ 456,622	$ (936,622)	$ 1,372,465

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Trade accounts payable	68,860	77,023	(77,023)	68,860
Accounts payable to officers	0	32,000	(32,000)	-
Accrued payroll	0	116,200	(116,200)	-
Other accrued expenses	6,361	36,421	(36,421)	6,361
Security deposit	34,879	-	-	34,879
Redeemable convertible preferred stock, $0.01 par value; 2,600,000shares authorized, issued and outstanding at April 30, 2007.	-	26,000	(26,000)	-
Total liabilities	110,100	287,644	(287,644)	110,100

Minority interest	129,351	-	-	129,351

Commitments and contingencies

Stockholders' deficit:
Common stock, $0.01 par value; 100,000,000 shares authorized;29,554,666 and 81,800,000 shares issued and outstanding atApril 30, 2007 and April 30, 2007 (proforma), respectively.	-	295,547	(213,747)	81,800
Common stock, $0.13 par value; 10,000 shares authorized;10 shares issued and outstanding at March 31, 2007.	1	-	(1)	-
Additional paid-in capital	3,874,539	32,194,964	(32,756,763)	3,312,740
Notes receivable on common stock	-	(37,620)	37,620	-
Accumulated deficit from previous operating activities		(27,809,201)	27,809,201	-
Accumlated other comprehensive income	(57,180)	-	-	(57,180)
Deficit accumulated during the development stage	(2,204,346)	(4,474,712)	4,474,712	(2,204,346)
Total stockholders' deficit	1,613,014	168,978	(648,978)	1,133,014
Total liabilities and stockholders' deficit	$ 1,852,465	$ 456,622	$ (936,622)	$ 1,372,465

Micro Imaging Technology, Inc. and Success Mater
Investment Limited
Consolidated (Unaudited) Condensed Pro Forma Statement of Operations
For the Six Months Ended April 30, 2007

	Success	Micro		(Unaudited)
	Mater Investment	Imaging	(Unaudited)	ProForma
	Limited	Technology, Inc.	ProForma	Consolidated
	and Subsidiaries	and Subsidiaries	Adjustments	Total

Net Sales	$ -	$ 40,000	$ (40,000)	$ -
Cost of Sales	-	15,810	(15,810)	-

Gross profit	-	24,190	(24,190)	-

Operating costs and expenses:
Research and development	6,635	505,008	(505,008)	6,635
Sales, general and administrative	225,381	73,650	(73,650)	225,381

Total operating expenses	232,016	578,658	(578,658)	232,016

Loss from operations	(232,016)	(554,468)	554,468	(232,016)

Other income (expense):
Interest income	212	1,980	(1,980)	212
Interest expense	-	(103,033)	103,033	-
Other income (expense), net	-	(18,878)	18,878	-
Other income (expense), net	212	(119,931)	119,931	212

Loss from continuing operations before
provision for income tax and minority interest	(231,804)	(674,399)	674,399	(231,804)
Provision for income tax	-	(1,600)	1,600	-
Minority interest	2,767	-		2,767
Net loss from continuing operations	(229,037)	(675,999)	675,999	(229,037)

Other Comprehensive Loss
Effects of Foreign Currency Conversion	13,132	-	-	13,132

Net loss	$ (215,905)	$ (675,999)	$ 675,999	$ (215,905)